UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SKYLINE MEDICAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 11, 2017

Dear Fellow Shareholder:

We recently mailed proxy materials to you about our upcoming Annual Meeting of Shareholders to be held on December 28, 2017. According to our records, we have not yet received your vote.

It is very important that your shares be voted, regardless of the number of shares you own.

The Board of Directors unanimously recommends our shareholders vote to approve the following proposals, among others, at the Annual Meeting. These proposals, if passed, will allow the Company to move forward with its new Merger &Acquisition strategy, secure additional revenue streams and build value for shareholders:

•	To approve an amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 24,000,000 to 50,000,000. Skyline intends to use its current share base to expand into the CRO/ precision medicine sector, allowing it to grow revenue and ultimately drive capital appreciation of the stock.

•	To approve amendments to the Company’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 5,000,000, (ii) increase certain thresholds for limitations on grants, and (iii) re-approve the performance goals thereunder. Currently, the Company does not possess enough options in the stock option plan to entice prospective employees and staff from acquired companies to join its organization. Management also considers it of immense importance that valued employees are correctly incentivized to bring success to Skyline, aligning their motivations with those of Skyline’s shareholders.

Please take a moment to VOTE your shares by returning your proxy in the envelope provided. You may also be able to vote on the internet or by telephone as indicated in your proxy instructions.

Please disregard this letter if you have already voted your shares. Thank you for your consideration and support.

Sincerely,

/s/ Carl Schwartz

Dr. Carl Schwartz

Chief Executive Officer